Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 28, 2013, with respect to the audited financial statements of Interleukin Genetics, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Boston, Massachusetts
July 26, 2013